  Exhibit 99.3

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The Unaudited Pro Forma Financial Information reflects financial information, which gives effect to the January 3, 2019 ("Closing Date") acquisition of the VisualWebcaster Platform ("VWP") from Onstream Media Corporation ("Seller") by Issuer Direct Corporation (the “Company”) whereby the Company paid approximately $2,788,000 at closing to Seller ("the Acquisition").  As part of the Acquisition, the Company purchased certain assets related primarily to customer accounts, intellectual property, lease deposits and assumed certain existing contractual obligations related primarily to data processing and storage, bandwidth and facility leases relating to VWP. The accounts receivable and the accounts payable related VWP and existing as of the Closing Date were not included as part of the Acquisition.

The Unaudited Pro Forma Financial Information appearing below is presented for illustrative purposes only, is based upon a number of assumptions and estimates and is subject to uncertainties, and the data does not purport to be indicative of the actual results of the operations or financial condition that would have occurred had the transactions described above in fact occurred on the dates indicated, nor does it purport to be indicative of the results of operations or financial condition that the combined company may achieve in the future.

The Unaudited Pro Forma Financial Information appearing below also does not consider any potential effects of changes in market conditions on revenues or expense efficiencies, among other factors. In addition, as explained in more detail in the accompanying notes, the preliminary allocation of the pro forma purchase price reflected in the pro forma condensed combined financial data is subject to adjustment and may vary significantly from the actual purchase price allocation once completed.

The Unaudited Pro Forma Financial Information should be read in conjunction with:

●
the Company’s historical audited financial statements and accompanying notes as of and for the year ended December 31, 2018, included in the Company’s Annual Report on Form 10-K, filed with the Securities Exchange Commission (“SEC”) on February 28, 2019;

●
the audited Statement Assets Acquired and Liabilities Assumed of the VisualWebcaster Plaform of Onstream Media Corporation as of January 3, 2019 and the accompanying notes included as Exhibit 99.1 to this Form 8-K/A; and

●
the audited Special Purpose Statement of Revenues and Direct Expenses of the VisualWebcaster Platform of Onstream Media Corporation and the accompanying notes for the year ended September 30, 2018, included as Exhibit 99.2 to this Form 8-K/A.

The Unaudited Pro Forma Balance Sheet gives effect to the transaction as if it had occurred on December 31, 2018, the last date that the Company has prepared financial statements.  The Unaudited Pro Forma Consolidated Income Statement gives effect to the transaction as if it had occurred as of January 1, 2018, combining the results of the Company and VWP for the year ended December 31, 2018.

Issuer Direct Corporation & VisualWebcaster Platfom
Unaudited Pro Forma Consolidated Income Statement
For Year Ended December 31, 2018

	Issuer Direct Corp	Visual Webcaster Platform	Pro Forma
(Numbers in $000's except per share information)	Actual	Actual	Adjusments		Pro Forma
Income Statement
Revenues	$14,232	$3,058	(454)	(1)	$16,836
Cost of services	4,103	949			5,052
Gross profit	10,129	2,109	(454)		11,784
Operating costs and expenses:
General and administrative	4,085	1,513	(967)	(2,3)	4,631
Sales and marketing	3,002	29	284	(2,3)	3,315
Product Development	1,276	—	155	(2,3)	1,431
Depreciation and amortization	603	18	227	(4)	848
Total operating costs and expenses	8,966	1,560	(301)		10,225
Operating income	1,163	549	(153)		1,559

Other income (expense):
Other Income, net	—	—			—
Interest Income, net	47	—	(2)	(5)	45
Total other income (expense)	47	—	(2)		45
Income (loss), before income taxes	1,210	549	(155)		1,604
Income tax expense	(373)	—	(121)	(6)	(494)
Net income (loss)	837	549	(276)		1,110

Income per share - basic	$0.25				$0.32
Income per share - fully diluted	$0.24				$0.32
Weighted average number of common shares outstanding - basic	3,415	—	—		3,415
Weighted average number of common shares outstanding - fully diluted	3,463	—	—		3,463

See notes to unaudited pro forma financial information

Issuer Direct Corporation & VisualWebcaster Platform
Unaudited Pro Forma Consolidated Balance Sheet
As of December 31, 2018

(Numbers in $000's)	Issuer Direct Corp	VisualWebcaster Platform	Eliminations	Pro Forma
Current assets:
Cash and cash equivalents	$17,222	$—	$(2,788)(7)	$14,434
Accounts receivable, net	1,593	—	—	1,593
Income tax receivable	90	—	—	90
Other current assets	89	—	—	89
Total current assets	18,994	—	(2,788)	16,206
Capitalized Software, net	1,957	—	—	1,957
Fixed Assets, net	132	—	—	132
Other noncurrent assets	35	138	—	173
Intangible assets, net	2,802	1,756	—	4,558
Goodwill	5,032	1,019	—	6,051
Total assets	$28,952	$2,913	$(2,788)	$29,077

Current liabilities:
Accounts payable	$371	$—	$—	$371
Accrued expenses	577	—	—	577
Current maturities of notes payable	320	—	—	320
Income taxes payable	83	—	—	83
Deferred revenue	1,249	—	—	1,249
Total current liabilities	2,600	—	—	2,600
Notes Payable	276	—	—	276
Deferred Income taxes	413	—	—	413
Other long-term liabilities	—	125	—	125
Total liabilities	3,289	125	—	3,414
Stockholders' equity:
Preferred stock	—	—	—	—
Common stock	4	—	—	4
Additional paid-in capital	22,525	—	—	22,525
Other accumulated comprehensive income	(17)	—	—	(17)
Retained earnings (accumulated deficit)	3,151	—	—	3,151
Total stockholders' equity	25,663	—	—	25,663
Total liabilities and stockholders' equity	$28,952	$125	$—	$29,077

See notes to unaudited pro forma financial information

Notes to Unaudited Pro Form Financial Information (All numbers in 000's except per share information)

Note 1 - Basis of Presentation

The Company has determined the Acquisition constitutes a business combination as defined by Accounting Standards Codification 805, Business Combinations (“ASC 805”). Under ASC 805, the assets acquired and liabilities assumed are recorded at their acquisition date fair values as described in the accompanying notes included elsewhere in this Form 8-K/A. Any excess of the purchase price over the fair value of net assets acquired is recognized as goodwill and any deficit is recorded as a bargain purchase gain and included in income. Fair values of net assets acquired are determined based on the requirements of ASC 820 Fair Value Measurements and Disclosures. The fair values of assets acquired are based on the preliminary estimates of fair values as of the Closing Date. The Unaudited Pro Forma Financial Information and explanatory notes have been prepared to illustrate the effects of the Acquisition.  Additionally, this information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of the periods presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined entities.

The pro forma allocation of the purchase price reflected in the Unaudited Pro Forma Financial Information is subject to adjustment and may vary from the actual purchase price allocation once completed. Adjustments may include, but not limited to, revisions to estimated fair value of intangible assets acquired and liabilities assumed. Accordingly, the preliminary estimated fair values of these assets and liabilities are subject to change pending additional information that may be developed by the Company and the Seller. Allocation of an increased portion of the purchase price to identifiable intangible assets with a finite life will reduce the amount of purchase price allocated to goodwill in the Unaudited Pro Forma Financial Information and may result in increased depreciation and/or amortization expense, which could be material.

VWP was not a separate legal entity of Seller and was never operated as a stand-alone business, division or subsidiary. Seller has never prepared full stand-alone financial statements for VWP and has never maintained the distinct and separate accounts necessary to prepare such financial statements. Accordingly, Seller advised the Company that it was impractical to prepare the complete financial statements related to VWP. The audited Special Purpose Statement of Revenues and Direct Expenses included as Exhibit 99.2 in this Form 8-K/A, was derived from the operating activities directly attributed to VWP from Seller’s books and records.

Note 2 - Preliminary Purchase Price Allocation

The purchase price reflected in the Unaudited Pro Forma Financial Information consists of cash paid at closing of $2,788. The Company employed a third party valuation firm to assist in determining the purchase price allocation of assets and liabilities disclosed below. Lease deposits were determined to have been transferred at their fair value. The right of use asset and lease liability represent the present value of future minimum lease payments. The income approach was used to determine the value of the customer relationships and non-compete agreement. The income approach determines the fair value for the asset based on the present value of cash flows projected to be generated by the asset. Projected cash flows are discounted at a rate of return that reflects the relative risk of achieving the cash flow and the time value of money. Projected cash flows considered multiple factors, including current revenue from existing customers; analysis of expected revenue and attrition trends; reasonable contract renewal assumptions from the perspective of a marketplace participant; probability of executives competing, expected profit margins giving consideration to marketplace synergies; and required returns to contributory assets. The relief from royalty method was used to value the technology. The relief from royalty method determines the fair value by calculating what a typical license fee would be in order to obtain the same or similar license of the technology from market participants. Projected cash flows consider revenue assumptions allocated to the technology.

The estimated allocation of the purchase price on the date of acquisition (January 3, 2019) consists of the following:

Lease deposits	$13
Right of use asset	125
Customer relationships	1,190
Technology	497
Non-compete agreement	69
Goodwill	1,019
Lease liability	(125)
Total purchase price	$2,788

Intangible assets related to customer relationships (8 years), technology (6 years) and non-compete agreements (5 years) will be amortized on a straight line basis over the indicated useful life. Amortization of goodwill will be deductible for tax purposes.

Note 3 - Pro Forma Adjustments

Notes to unaudited pro forma financial information

(1)
Eliminates revenue associated with customers not included as part of the acquisition.  Seller will remain a reseller of VWP to those customers.  See Note 3 of the Statement of Assets Acquired and Liabilities Assumed for a description of the Reseller Agreement.

(2)
This adjustment effects a reclass of $546 and $345 of costs from general and administrative expense to sales and marketing expense and product development expense, respectively, to conform to currently presented results of the Company.

(3)
Eliminates salaries and payroll taxes for employees whose positions have been eliminated or were not assumed by the Company as a result of the acquisition.  The total adjustment was $58, $262 and $190 for general and administrative expenses, sales and marketing expenses and product development expense, respectively.  Additionally, the adjustment eliminates $18 of rent expense associated with a new lease for the VWP office located in Ft. Lauderdale, FL.

(4)
This adjustment adds expected amortization expense associated with the acquired intangible assets once the purchase price allocation is completed and eliminates depreciation for assets which were determined not to have any fair value.

(5)
This adjustment accounts for the interest expense associated with the lease liability of assumed leases.

(6)
This adjustment includes additional tax expense for VWP as well as the pro forma adjustments at the Company's 2018 effective tax rate of 31%.

(7)
Purchase price consisted of $2,788 cash paid at closing.